Exhibit 99.2

   Press Release

Ralcorp Appoints Keith A. Meister to the Board of Directors

ST. LOUIS, MO (October 3, 2012) – Ralcorp Holdings, Inc. (NYSE:RAH) today announced the appointment of Keith A. Meister, the Founder and Managing Partner of Corvex Management LP, to the Company’s Board of Directors, effective immediately.  In addition, Mr. Meister will join the Strategy and Financial Oversight Committee which is charged by the Board of Directors with the evaluation of strategic opportunities to drive shareholder value.

“Ralcorp has a proven track record of generating long-term shareholder value, and our Board remains committed to doing so in the future, said J. Patrick Mulcahy, Ralcorp’s Chairman of the Board.  “We have engaged in a series of productive discussions with Keith about our business and our growth prospects and are happy to welcome him to the Board.”  Kevin J. Hunt, Ralcorp’s Chief Executive Officer and President added, “Keith brings many years of valuable financial expertise, which will be a major contributor to our common goal of maximizing shareholder value.  His experience will be very important in the evaluation of strategic opportunities going forward.”

Mr. Meister said, “We invested in Ralcorp because it is a strong company with an experienced management team in a very attractive strategic position.  We believe the Company has tremendous opportunities to create value and reward shareholders.  I look forward to working collaboratively with the Board and management to identify and evaluate those alternatives. ”

Ralcorp and Corvex have executed an agreement pursuant to which Ralcorp has agreed to appoint Mr. Meister to its Board of Directors and the Strategy and Financial Oversight Committee.  In connection therewith, Corvex, which beneficially owns, in the aggregate 2,914,996 shares of Ralcorp’s common stock, representing approximately 5.3% of Ralcorp’s outstanding shares, has agreed to, among other things, vote its shares in support of all of the Board’s director nominees.

Mr. Meister, 39, has been Managing Partner of Corvex Management LP since December 2010.  From August 2003 until August 2010, Mr. Meister served as Vice Chairman of the Board of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P.  From August 2003 through March 2006, Mr. Meister also served as Chief Executive Officer of Icahn Enterprises G.P. Inc. and from March 2006 until August 2010, Mr. Meister served as Principal Executive Officer of Icahn Enterprises G.P. Inc.  Mr. Meister has previously served as a director of numerous companies including: Motorola Mobility, Motorola, Inc., XO Holdings, Inc., Federal-Mogul Corporation, and American Railcar Industries, Inc.

About Ralcorp

Ralcorp produces a variety of private-brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; frozen and refrigerated doughs; dry pasta; and frozen ready meals.  For more information about Ralcorp, visit the Company's website at www.ralcorp.com.

Contact

Matt Pudlowski
Director, Business Development
(314) 877-7091